Exhibit 99.2

Contact:

Ruey-Li Hwang

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS SUBMITS IND APPLICATION FOR CRS-100 TO FDA

CONCORD, CA, December 30, 2005 - Cerus Corporation (NASDAQ: CERS) today announced that it has submitted an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) to initiate a Phase 1 safety trial for CRS-100, a Listeria-based immunotherapeutic designed to treat patients with cancer that has metastasized to the liver.

Preclinical studies demonstrate the potential of Cerus’ proprietary Listeria strain (CRS-100) to stimulate a potent immune response against certain cancers in the liver. Data from some of these studies have been published in peer-reviewed journals, including a paper in the September 21, 2004, issue of the Proceedings of the National Academy of Sciences. Subject to FDA concurrence, Cerus intends to initiate a Phase I clinical trial in collaboration with investigators at leading cancer centers in the United States during the first half of 2006.

“The filing of our first IND in cancer immunotherapy using our proprietary Listeria platform is an important milestone in Cerus’ strategic development,” said Claes Glassell, president and CEO of Cerus Corporation. “We believe that our Listeria platform will lead to more potent and effective therapies that stimulate both innate and adaptive immune responses to target cancer cells. I am very proud of the remarkable progress our team has recently made on our immunotherapy programs.”

Colorectal cancer, which is the second most common cause of cancer death in the United States, often metastasizes to the liver, contributing to its morbidity. Despite recent advances, metastasized colorectal cancer remains a significant unmet medical need.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. Cerus is applying its Helinx technology to develop the INTERCEPT

Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to leverage the broad potential of its technologies and products through alliances. Cerus’ partners to date include MedImmune and Johns Hopkins University for cancer immunotherapy, and Baxter International and BioOne Corporation for the INTERCEPT Blood System.

Statements in this news release are forward-looking statements that involve risks and uncertainties, including statements concerning the potential safety and efficacy of product candidates and the potential of the company’s Listeria based immunotherapy technology.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties inherent in developing biotechnology products based on new technologies, the timing and results of clinical trials and other development activities, market acceptance of our products, actions by regulatory authorities at any stage of the development process, the availability of governmental or third party reimbursement for the use of our products, the size of the market for our products, competitive conditions, manufacturing capabilities, our reliance on our relationship with partners and other factors discussed in the company’s Form 10-Q for the third quarter of fiscal 2005, as well as in other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

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